Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OFFSHORE LOGISTICS, INC
     Offshore Logistics, Inc., a corporation organized and existing under, and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be considered at the annual meeting of the shareholders of the Corporation to be held on November 30, 1989. The resolutions setting forth the proposed amendment are as follows:
     RESOLVED, that the Certificate of Amendment of this Corporation be amended by changing Article IV thereof so that as amended the first sentence thereof shall be and read as follows:
     “1.1 Capitalization. The corporation has authority to issue 43,000,000 shares, of which 35,000,000 shares, of the par value of $.01 each, shall be designated Common Stock, and of which 8,000,000 shares, of the par value of $.01 each, shall be designated Preferred Stock.”
     FURTHER RESOLVED, that the Board of Directors of this Corporation declares said amendment to be advisable and directs that the amendment be considered at the annual meeting of the shareholders of the Corporation to be held on November 30, 1989.
     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Offshore Logistics, Inc. has caused this Certificate to be signed by James B. Clement, its President, and George M. Small, its Secretary, this 30th day of November, 1989.

ATTEST:	OFFSHORE LOGISTICS, INC.

/s/ George M. Small	By:	/s/ James B. Clement

Secretary		President